Hydromer, Inc.	35 Industrial Parkway; Branchburg, NJ 08876; U.S.A.
Tel: (908) 722-5000 • Fax: (908) 526-3633 • http://www.hydromer.com
Video Conferencing IP Address: video.hydromer.com

PRESS RELEASE:	The following is available for immediate release:
Branchburg, New Jersey; January 20, 2009

	From:	Hydromer, Inc.
35 Industrial Parkway
Branchburg, New Jersey 08876-3424

	Contact:	Robert Y. Lee, Chief Financial Officer
(908) 722-5000

Hydromer, Inc. Announces termination of an Availability and Supply Agreement

Hydromer, Inc. (HYDI.OB – OTC BB), announces that an Availability and Supply Agreement with a large N.J. device manufacturer has been terminated and negotiations on a replacement agreement has ceased following the Company’s final offer which expired on Friday, January 16th.  The agreement cancelled previously provided Hydromer’s client to a continued supply & exclusive use to two of Hydromer’s proprietary lubricious coatings for a fee of $100,000 per month.

“The Hydromer technology had been used by the client for better than 15 years in the surface coating of neurological catheters that was primarily sold in Japan.” stated Manfred F. Dyck, Chief Executive Officer, adding “The long term excellence in performance of the coating and especially the acceptance by Japanese medical authorities, makes this a valuable property which the Company is now actively marketing: the polymer technology, manufacturing of and exclusivity to other parties.”

Hydromer, Inc. is a technology-based company involved in the research and development, manufacture and commercialization of specialized polymer and hydrogel products for medical device, pharmaceutical, animal health, cosmetic, personal care, and industrial uses.  For the latest information about Hydromer, Inc. and its products, please visit our web site at http://www.hydromer.com.